Exhibit 99.2

General Moly, Inc. – NYSE Amex and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES CREATION OF AGRICULTURAL SUSTAINABILITY TRUST IN DIAMOND VALLEY

EUREKA PRODUCERS’ COOPERATIVE TO WITHDRAW PROTESTS OF MT. HOPE’S WATER APPLICATIONS

LAKEWOOD, COLORADO – August 19, 2010, General Moly (NYSE Amex and TSX: GMO) announced that Eureka Moly LLC, the Company’s 80% owned subsidiary, entered into an agreement with the Eureka Producers’ Cooperative (the EPC) whereby Eureka Moly will fund a Sustainability Trust (the Trust) in exchange for the cooperation of the EPC with respect to Eureka Moly’s water rights and permitting of the Mt. Hope project.

Based on the agreement, the EPC will dismiss its judicial appeal and withdraw its protests to Eureka Moly’s water applications and will not file any further protests to any change applications Eureka Moly files prior to production from the Mt. Hope project.  Additionally, the EPC has agreed not to oppose, delay, or protest any of Eureka Moly’s mining and milling plans set forth in the Plan of Operations filed with the Bureau of Land Management (BLM), including efforts to obtain permits for the Mt Hope project from federal, state and local authorities and agencies.  The EPC will support Eureka Moly in its efforts to cause other Protestants or Appellants to end their protests or appeals to any permits or approvals required for the Mt. Hope project.

Bruce D. Hansen, Chief Executive Officer of General Moly Inc., said, “I am pleased that we could reach this significant milestone that creates a Sustainability Trust for the farming community and ends the EPC’s opposition to the Mt. Hope project.  This Trust will, over time, materially reduce water consumption and help sustain the Diamond Valley aquifer.  The Mt. Hope mine will be a neighbor for over 40 years in this community, and it is extremely important that we support the sustainability of the agricultural business community.  We want farming in the area to survive and thrive for decades to come.”

Jim Gallagher, a spokesman for the EPC said, “We appreciate the efforts that Eureka Moly has put forth in communicating with the EPC and understanding our concerns. The Sustainability Trust will benefit the agricultural industry and the community of Eureka. We are eager to get the Mt. Hope Mine into production.”

The Sustainability Trust will be tasked with developing and implementing programs that will serve to enhance the sustainability and well-being of the agricultural economy in the Diamond Valley Hydrographic Basin through reduced water consumption, which may include the Trust purchasing and relinquishing water rights in Diamond Valley to help bring the Diamond Valley basin into a more sustainable water balance.  The Trust’s activities will be governed by a five member Board including one Eureka Moly representative.

Tim Arnold, General Manager of the Mt. Hope Project, said, “This is truly a cooperative agreement that provides benefits to the entire Diamond Valley agricultural community, helps assure all possible impacts of Mt. Hope’s anticipated water usage are fully mitigated through the Trust retiring active water rights or other conservation methods, and helps us develop Mt. Hope as quickly as possible.”

The Trust will be funded by Eureka Moly and will range between $8 million and $12 million, contributed to the Trust over several years, based on the achievement of certain milestones.  The amount of the Trust will depend on the timing of the publication of the Company’s Draft Environmental Impact Statement (DEIS) and receipt of the Record of Decision (ROD), with higher payment amounts corresponding with faster permit receipt.  These base total amounts can be reduced by 25% or 50% if Eureka Moly obtains its water rights and other permits, but delays are caused by certain other protestants or other current appellants continuing to protest or appeal the water applications or oppose the permits for the Mt. Hope project.  In all cases, at least 50% of the contributions will be provided upon receipt of full financing and the Company’s Board of Directors’ decision to proceed with construction.  The remaining payments will be split evenly with one payment due not later than 150 days from the commencement of production at the Mt. Hope project and the remaining payment due one year thereafter.

Eureka Moly is actively engaged in dialogue with other protestants while continuing to progress its water applications and permitting process before the Nevada State Engineer and other regulatory authorities.

Regardless of this agreement and anticipated progress with other protestants and appellants, the Company continues to anticipate that the State Engineer will require a hearing to approve Eureka Moly’s water applications.  The Company anticipates that this hearing will be scheduled later this year.  The Company remains confident that it will be granted access to water for the Mt. Hope project and that permits will be granted prior to initiation of construction activities at the project.

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Eureka Moly LLC is the owner and operator of the Mt. Hope molybdenum project in Eureka, Nevada.  Eureka Moly is 80% owned by General Moly and 20% owned by POSCO, a large Korean steel producer.  General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information – General Moly:

Investors – Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development – Greg McClain	(303) 928-8601	gmcclain@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.